As filed with the Securities and Exchange Commission on June 21, 2005

Registration No. 333-[_________]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_______________________

ALLIED WASTE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0228636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100
Scottsdale, AZ 85260
(480) 627-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

ALLIED WASTE INDUSTRIES, INC.
2005 NON-EMPLOYEE DIRECTOR EQUITY
COMPENSATION PLAN

(formerly known as the Allied
Waste Industries, Inc. 1994 Amended and Restated
Non-Employee Director Stock Option Plan)

(Full title of the plan)
____________________

Steven M. Helm
Executive Vice President, General Counsel and Corporate Secretary
15880 N. Greenway-Hayden Loop, Suite 100
Scottsdale, AZ 85260
(480) 627-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Copies to:

Bradd L. Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate
securities to be registered	registered(1)	share(2)	offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,600,000	$8.15	$13,040,000	$1,534.81

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), additional shares common stock, par value $0.01 per share (“Common Stock”), of Allied Waste Industries, Inc. (the “Company”) which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction are also being registered.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457 of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on June 15, 2005.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registration Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

I.	INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

B.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

C.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3, dated May 10, 2004 (File No. 333-115329), including any amendment or report filed for the purposes of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

II.	DESCRIPTION OF SECURITIES.

     Not Applicable.

III.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

IV.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner to be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     The Company’s Certificate of Incorporation and Bylaws require the Company to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company’s Bylaws. The Company’s Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.

V.	EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

VI.	EXHIBITS.

     A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

VII.	UNDERTAKINGS.

1.	The undersigned Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b.	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 21, 2005.

ALLIED WASTE INDUSTRIES, INC.

By	/s/ Peter S. Hathaway

	Name:	Peter S. Hathaway
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Peter S. Hathaway as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

S-1

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ John J. Zillmer	Chairman of the Board of Directors and Chief Executive Officer

John J. Zillmer	(Principal Executive Officer)

/s/ Peter S. Hathaway	Executive Vice President and Chief Financial Officer

Peter S. Hathaway	(Principal Financial Officer)

/s/ James E. Gray	Senior Vice President, Controller and Chief Accounting Officer

James E. Gray	(Principal Accounting Officer)

/s/ Nolan Lehmann	Director

Nolan Lehmann

/s/ Michael S. Gross	Director

Michael S. Gross

/s/ Antony P. Ressler	Director

Antony P. Ressler

/s/ Howard A. Lipson	Director

Howard A. Lipson

/s/ Dennis R. Hendrix	Director

Dennis R. Hendrix

/s/ J. Tomilson Hill	Director

J. Tomilson Hill

/s/ Leon D. Black	Director

Leon D. Black

/s/ Robert M. Agate	Director

Robert M. Agate

/s/ James W. Crownover	Director

James W. Crownover

/s/ Charles H. Cotros	Director

Charles H. Cotros

S-2

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1
Allied Waste Industries, Inc. 2005 Non-Employee Director Equity Compensation Plan (formerly known as the Allied Waste Industries, Inc. 1994 Amended and Restated Non-Employee Director Stock Option Plan) (incorporated by reference to the Company’s Definitive Proxy Statement for the 2005 Annual Meeting of Stockholders, included within Form 14-A as filed on April 15, 2005, File No. 001-14705).

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to the Registration Statement).